Exhibit 3.71

Certificate of Formation Limited Liability Company
Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filing Fee: $300		Filed in the Office of the Secretary of State of Texas Filing #: 801104051 03/30/2009 Document #: 251899760002 Image Generated Electronically for Web Filing

Article 1 – Entity Name and Type

The filing entity being formed is a limited liability company. The name of the entity is:

Tristate Sabine, LLC

The name of the entity must contain the words “Limited Liability Company” or “Limited Company,” or an accepted abbreviation of such terms The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state A preliminary check for “name availability” is recommended

Article 2 – Registered Agent and Registered Office

☑ A. The initial registered agent is an organization (cannot be company named above) by the name of:

Tristate Midstream LP

OR

☐ B The initial registered agent is an individual resident of the state whose name is set forth below:

C. The business address of the registered agent and the registered office address is:

Street Address:

100 N. Locust

Suite 2 Denton TX 76201

Article 3 – Governing Authority

☑ A. The limited liability company is to be managed by managers.

OR

☐ B The limited liability company will not have managers Management of the company is reserved to the members The names and addresses of the governing persons are set forth below.

Manager 1	Glen P. Harrod	Title:	Manager

Address	100 N. Locust Suite 2 Denton TX, USA 76201

Manager 2	Mike L Noack	Title:	Manager

Address	100 N. Locust Suite 2 Denton TX, USA 76201

Article 4 – Purpose

The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Business Organizations Code.

Supplemental Provisions / Information

[The attached addendum, if any, is incorporated herein by reference ]

Name Consent.pdf

Organizer

The name and address of the organizer are set forth below.

Amy Guidry            100 N. Locust, Ste 2, Denton TX 76201

Effectiveness of Filing

☑ A. This document becomes effective when the document is filed by the secretary of state.

OR

☐ B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Amy Guidry

Signature of Organizer

FILING OFFICE COPY

CONSENT TO USE OF NAME

Tristate Midstream LP, a Texas limited partnership, hereby consents to the use of the name “Tristate Sabine, LLC.”

Tristate Midstream LP

BY.	Tristate Midstream, LLC
Its general partner

By:

Mike Noack, Manager

CONSENT TO USE OF NAME

Tristate Midstream, LLC, a Texas limited liability company, hereby consents to the use of the name “Tristate Sabine, LLC.”

Tristate Midstream, LLC

Mike Noack, Manager